Exhibit 3.9
CVE, Inc.
CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION
It is hereby certified that:
1.	The name of the corporation (hereinafter called the “Corporation”) is CVE, Inc.

2.	The certificate of incorporation of the Corporation is hereby amended by striking out Article 1 thereof and by substituting in lieu of said article the following new article:
1.	The name of the corporation is Chase Vehicle Exchange, Inc.
3.	The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

/s/ Radah Butler
Radah Butler
President

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 10:00 AM 04/05/2002 020219028 — 3501673

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 12:00 PM 03/13/2002 020166434 — 3501673
CERTIFICATE OF INCORPORATION
OF
CVE, Inc.
     1. This name of the corporation is CVE, Inc.
     2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street. In the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     3. The name of the business or purposes to be conducted or promoted is:
     Limited to acting as a qualified intermediary within the meaning of Section 1031 of the Internal Revenue Code, and facilitating one or more tax-free exchanges of vehicles and other tangible personal property for other vehicles and other tangible personal property that are of like kind for CHASE MANHATTAN AUTOMOTIVE FINANCE CORP., and doing all necessary or appropriate things incidental thereto, including facilitating, as the agent of CHASE MANHATTAN AUTOMOTIVE FINANCE CORP., sales of vehicles at auction; provided that the corporation shall not under any circumstances engage in any business or other activities except in furtherance of this corporate purpose.
     4. The total number of shares of stock which the corporation shall have authority to issue is: Three Thousand (3,000); all of such shares shall be without par value.
     5. The name and mailing address of the incorporator is as follows:
INVESTMENT PROPERTY EXCHANGE SERVICE, INC.
4050 Calle Real
Santa Barbara, CA 93110
     The number of directors making up the Board of Directors shall at all times be three.

     The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

Name	Mailing Address

Alan L. Stinson	4050 Calle Real Santa Barbara, CA 93110

Patrick F. Stone	4050 Calle Real Santa Barbara, CA 93110

Frank P. Willey	4050 Calle Real Santa Barbara CA 93110
     6. The corporation is to have perpetual existence.
     7. The corporation is to be a wholly-owned subsidiary of the parent corporation, INVESTMENT PROPERTY EXCHANGE SERVICES, INC.
     8. Powers conferred to Board of Directors:
     The corporation shall not, without approval of a majority of the members of the Board of Directors, take any action that effectuates any loans, advances of credit, dividends, creation or incurrence of any secured or unsecured indebtedness, including without limitation, intercompany indebtedness, redemption or acquisition of any outstanding stock, issuance of additional stock or other securities, issuance of any option, warrant or right to buy any stock or any other security, merger or consolidation of the corporation with any other entity, sale of substantially all of the assets of the corporation, dissolution of the corporation, commencement of a bankruptcy reorganization or liquidation proceeding, or adoption or amendment or repeal of any by-law or the certificate of incorporation of the corporation; provided, however, that a duly authorized president, vice president or assistant vice president may be authorized and empowered in general by the Board to execute any documentation required to consummate exchange transactions and matters incidental thereto to further the limited purposes of the Corporation.
     The Board of Directors shall have the power to amend the by-laws.
     9. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

     Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the corporation.
     10. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, provided that all of the members of the Board of Directors agree to such action, and all rights conferred upon stockholders herein are granted subject to this reservation.
     11. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breath of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or emissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, (iv) for any transaction from which the director derived any improper personal benefit.
     THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is its act and deed and the facts herein stated are true, and accordingly have hereunto set its hand this March 12, 2002.

Incorporator: INVESTMENT PROPERTY EXCHANGE SERVICES, INC.
By:	/s/
Vice President

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